Exhibit 99.1

NEWS RELEASE	Contact:	James G. Reynolds
949-221-0600/888-604-1990 Victoria J. Baker (General and Investor Information) 703-796-1798

HEALTH CARE PROPERTY INVESTORS, INC. REPORTS OPERATING RESULTS FOR QUARTER ENDED JUNE 30, 2003

NEWPORT BEACH, CA., July 22, 2003 — Health Care Property Investors, Inc. (NYSE:HCP), an equity health care real estate investment trust (REIT), announced today operating results for the quarter ended June 30, 2003. Funds From Operations (FFO) for the quarter ended June 30, 2003 was $54,560,000, or $0.89 per diluted share of common stock, compared with $52,149,000, or $0.90 per diluted share of common stock, for the quarter ended June 30, 2002.

Net Income applicable to common shares for the quarter ended June 30, 2003 totaled $32,066,000, or $0.52 per diluted share of common stock on revenue of $98,405,000. This compares with Net Income applicable to common shares of $34,130,000, or $0.59 per diluted share of common stock on revenue of $87,609,000, for the quarter ended June 30, 2002.

In accordance with the Company’s management succession plan, adopted in October 2002, the Board of Directors of Health Care Property Investors, Inc. unanimously elected James F. (“Jay”) Flaherty III President and Chief Executive Officer on May 7, 2003. Flaherty also was reelected to a two-year term on the Company’s Board of Directors. In addition, Richard Rosenberg was elected to the Board of Directors effective May 30, 2003. Rosenberg is the retired Chairman and Chief Executive Officer of BankAmerica Corp.

Health Care Property Investors, Inc. has scheduled a conference call and webcast today, Tuesday, July 22, at 10:30 a.m. Pacific Time (1:30 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter ended June 30, 2003. The conference call is accessible by dialing (800) 289-0730. The webcast is accessible via the Company’s Internet web site at www.hcpi.com. A webcast replay of the conference call will be available after 3:00 p.m. Pacific Time on July 22 through July 31 via the Company’s web site.

Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. As of June 30, 2003 the Company’s portfolio of 448 properties in 44 states consisted of 31 hospitals, 175 long-term care facilities, 126 retirement and assisted living facilities, 85 medical office buildings and 31 other health care facilities.

For more information on Health Care Property Investors, Inc., visit the Company’s web site at www.hcpi.com.

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Statements in this news release and the supplemental financial and operating information that are not historical may contain forward-looking statements. These statements relate to, among other things, projections of Diluted Funds From Operations, Diluted Earnings Per Share, Real Estate Depreciation, Net Gains or Losses on Real Estate Dispositions and Dividends on Operating Partnership Units. These statements are subject to risks and uncertainties, such as competition for the acquisition and financing of health care facilities, competition for lessees and mortgagors (including with respect to new leases and mortgages and the renewal or roll-over of existing leases), continuing operational difficulties in the long-term care and assisted living sectors, the ability to acquire, sell or lease facilities and the timing of acquisitions, sales and leasings, changes in health care regulations and other changes in the health care industry which affect the operations of the Company’s lessees or mortgagors, changes in the financial position of the Company’s lessees and mortgagors and changes in economic conditions, including changes in interest rates and the availability and cost of capital, which affect opportunities for profitable acquisitions, some of which are described from time to time in the SEC reports filed by the Company. Projections of earnings and FFO may not be updated until the next announcement of earnings, and events prior to the next announcement could render the expectations stale.

HEALTH CARE PROPERTY INVESTORS, INC.

(Unaudited) Dollars in Thousands, Except Per Share Amounts

	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$98,405	$87,609	$189,708	$166,568
Net Income Applicable to Common Shares	$32,066	$34,130	$53,505	$58,314
Basic Earnings Per Share	$0.53	$0.60	$0.89	$1.03
Diluted Earnings Per Share	$0.52	$0.59	$0.88	$1.01
Weighted Average Shares Outstanding	61,100	57,659	60,512	57,321
(Diluted Earnings Per Share)

Funds From Operations (1)	$54,560	$52,149	$102,266	$96,060
Diluted Funds From Operations Per Share	$0.89	$0.90	$1.69	$1.67

(1)	The Company believes that Funds From Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue.

The Company adopted the definition of FFO prescribed by the National Association of Real Estate Investment Trusts’ (NAREIT) October 1999 White Paper (as amended April 2002). FFO is defined as Net Income applicable to common shares (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and real estate related amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

HEALTH CARE PROPERTY INVESTORS, INC.

Consolidated Statements of Income and Funds From Operations

(Unaudited) Dollars in Thousands, Except Per Share Amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue
Rental Income, Triple Net Properties	$65,573	$61,966	$123,958	$114,740
Rental Income, Managed Properties	23,139	20,588	45,915	41,264
Interest and Other Income	9,693	5,055	19,835	10,564

	98,405	87,609	189,708	166,568

Expense
Interest Expense	23,142	18,219	45,142	35,688
Real Estate Depreciation	19,588	18,207	38,977	35,608
Managed Properties Operating Expenses	8,700	7,230	17,520	14,332
General and Administrative Expenses	5,680	4,393	10,922	8,538

	57,110	48,049	112,561	94,166

Income From Operations	41,295	39,560	77,147	72,402
Minority Interests	(2,264)	(2,230)	(4,259)	(4,229)

Income Before Discontinued Operations	39,031	37,330	72,888	68,173
Discontinued Operations
Operating Income/(Loss) from Discontinued Operations	255	2,311	325	3,196
Gain/(Loss) on Real Estate Dispositions	(2,372)	714	(8,635)	(605)

	(2,117)	3,025	(8,310)	2,591

Net Income	$36,914	$40,355	$64,578	$70,764
Dividends to Preferred Stockholders	(4,848)	(6,225)	(11,073)	(12,450)

Net Income Applicable to Common Shares	$32,066	$34,130	$53,505	$58,314
Real Estate Depreciation	19,588	18,207	38,977	35,608
(Gain)/Loss on Real Estate Dispositions	2,372	(714)	8,635	605
Depreciation included in Discontinued Operations	188	537	562	1,261
Joint Venture Adjustments	346	(11)	587	272

Basic Funds From Operations	$54,560	$52,149	$102,266	$96,060
Dividends on Convertible Operating Partnership Units	1,299	1,344	2,599	2,635

Diluted Funds From Operations	$55,859	$53,493	$104,865	$98,695

Basic Earnings Per Common Share	$0.53	$0.60	$0.89	$1.03

Diluted Earnings Per Common Share	$0.52	$0.59	$0.88	$1.01

Diluted Funds From Operations Per Common Share	$0.89	$0.90	$1.69	$1.67

Weighted Average Shares Outstanding –Basic	60,970	57,319	60,396	57,030

Weighted Average Shares Outstanding – Diluted EPS	61,100	57,659	60,512	57,321

Weighted Average Shares Outstanding – Diluted FFO (1)	62,665	59,298	62,097	58,955

(1)	Weighted average shares outstaning-Diluted FFO includes Weighted Average Shares Outstanding- Diluted EPS and convertible operating partnership units which are convertible into the Company’s common stock on a one-for -one basis.

HEALTH CARE PROPERTY INVESTORS, INC.

Consolidated Balance Sheets

(Unaudited) Dollars in Thousands

	June 30, 2003	December 31, 2002
Assets
Real Estate Investments
Buildings and Improvements	$2,518,522	$2,514,876
Accumulated Depreciation	(458,691)	(424,788)

	2,059,831	2,090,088
Construction in Progress	16,176	6,873
Land	273,137	274,450

	2,349,144	2,371,411
Loans Receivable	311,530	300,165
Investments in and Advances to Partnerships	31,662	32,664
Accounts Receivable	18,870	22,382
Other Assets	21,057	13,300
Cash and Cash Equivalents	11,559	8,495

Total Assets	$2,743,822	$2,748,417

Liabilities and Stockholders’ Equity
Bank Notes Payable	$173,200	$267,800
Senior Notes Payable	1,051,052	888,126
Mortgage Notes Payable	167,177	177,922
Accounts Payable, Accrued Expenses and Deferred Income	74,680	62,145
Minority Interests in Partnerships/Convertible Operating Partnership Units	68,228	71,535
Stockholders’ Equity:
Preferred Stock	186,843	274,487
Common Stock	61,635	59,470
Additional Paid-In Capital	1,272,460	1,211,551
Other Equity	(11,997)	(11,705)
Cumulative Net Income	1,085,042	1,020,464
Cumulative Dividends	(1,384,498)	(1,273,378)

Total Stockholders’ Equity	1,209,485	1,280,889

Total Liabilities and Stockholders’ Equity	$2,743,822	$2,748,417

HEALTH CARE PROPERTY INVESTORS, INC.

Supplemental Financial and Operating Information

As of June 30, 2003

INVESTMENT PORTOLIO

As of June 30, 2003, the Company’s gross investment in properties, including partnership interests and mortgage loans, was approximately $3.1 billion.

ACQUISITIONS AND INVESTMENTS

Total new investments for the six months ended June 30, 2003 are summarized as follows:

Six Months Ended June 30, 2003
Acquisition of Properties	$26,600,000
Loans	9,500,000
New Construction and Expansion	5,700,000

$41,800,000

During the quarter ended June 30, 2003, the Company acquired one medical office building for $4.2 million with a lease rate of 10%. During the first quarter of 2003 the Company acquired a total of six properties totaling approximately $22.4 million, with an average lease rate of 11.1% and completed a $9.5 million mezzanine loan secured by seven assisted living facilities with an interest rate of 13.5%.

On June 2, 2003, the Company formed a joint venture with GE Commercial Finance to buy up to $600 million of medical office buildings in the United States. The Company has a 33% economic interest in the new company, HCP Medical Office Portfolio, LLC. As of June 30, 2003, no assets had been acquired by the joint venture.

As of June 30, 2003, the Company had contractual commitments to acquire or construct an additional $56 million of health care real estate and capital projects. The Company expects that a significant portion of these commitments will be funded; however, experience suggests that some committed transactions may not close for various reasons including unsatisfied closing conditions, competitive financing sources, final negotiation differences or the operator’s inability to obtain required internal or governmental approvals.

DISPOSITIONS AND DISCONTINUED OPERATIONS

During the quarter ended June 30, 2003, the Company sold five facilities for a net sales price of $5.2 million resulting in a net gain on sale of $400,000. Additionally, the Company recognized $2.8 million of impairment losses on two facilities. For the six months ended June 30, 2003, a total of nine facilities have been sold for a net sales price of $14.3 million and a net gain on sale of $3 million. The Company has also recognized a total of $11.7 million of impairment losses on 13 facilities during the first six months of the year.

As of June 30, 2003, the Company had classified 18 facilities as discontinued operations. The following table presents the Company’s results of operations for the year ended December 31, 2002 after giving effect to assets classified as discontinued operations during the six months ended June 30, 2003, in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The classification has no impact on Net Income, Funds From Operations (FFO) or per share amounts.

	December 31, 2002
	As Restated	As Reported (1)
Rental Income, Triple Net Properties	$240,198	$240,537
Rental Income, Managed Properties	84,497	91,200
Interest and Other Income	27,835	27,839

	$352,530	$359,576

Interest Expense	$77,891	$77,952
Real Estate Depreciation	73,994	75,722
Managed Properties Operating Expenses	31,391	32,720
General and Administrative Expenses	18,233	18,408
Impairment Losses on Real Estate	—	9,200

	$201,509	$214,002

Income From Operations	$151,021	$145,574
Minority Interest	(8,396)	(8,396)

Income Before Discontinued Operations	$142,625	$137,178

Discontinued Operations (Including a Net Loss of $10,330 and $1,130 on Real Estate Dispositions, Respectively)	(5,245)	202

Net Income	$137,380	$137,380

(1)	As reported in the Company’s December 31, 2002 Form 10-K filed with the Securities and Exchange Commission.

REVIEW OF PORTFOLIO AND SELECTED OPERATORS

HOSPITAL PORTFOLIO

The Company currently derives 29% of its annualized cash provided by leases and loans, or $102 million, from 31 hospitals within its portfolio.

Tenet Healthcare Corporation

Tenet Healthcare Corporation (“Tenet”) leases from the Company eight acute care hospitals and one medical office building in which Health Care Property Investors has an aggregate investment of $460 million. Rents from these hospitals constitute approximately 16% of the Company’s annualized cash provided by leases and loans.

Tenet announced its adoption of new policies as of January 1, 2003 for calculating Medicare reimbursement for patients who require high cost treatments (“outlier payments”). Health Care Property Investors previously estimated that, if payments at its eight Tenet operated hospitals are reduced in proportion to Tenet’s announcement, rents paid to the Company would decrease by $500,000 per year, or approximately $0.01 per diluted share of common stock, and the cash flow coverage of rents after management fees would decrease from 5.1 to 4.4. Net Tenet rents were $13.9 million and $14.0 million for the quarters ended June 30, 2003 and June 30, 2002, respectively, and cash flow coverage of rents have decreased to 4.4 for the quarter ended March 31, 2003. Tenet is currently undergoing an investigation by the Securities and Exchange Commission relating to its billing practices and financial and other disclosures. In addition, according to recent public disclosures by Tenet, the United States Department of Justice is suing Tenet over Medicare fraud allegations; the U.S. Attorney’s office is investigating Tenet’s use of physician relocation agreements; a federal grand jury has returned an indictment accusing a subsidiary of Tenet of illegal use of physician relocation agreements; the Internal Revenue Service has assessed a $157 million tax deficiency against Tenet; Tenet is litigating several federal securities class action and shareholder derivative suites; and Tenet is subject to other federal investigations regarding its business practices. The Company cannot predict the impact, if any, that these recent developments may have on individual hospital performance and the related rent.

The current terms of the leases for the eight hospitals leased to Tenet expire on February 19, 2004 for six hospitals, on May 31, 2004 for the seventh hospital and on May 31, 2005 for the eighth hospital. Under each of the leases Tenet can provide notification six months prior to the expiration of the current term of its intent to renew the lease for five years under the existing terms. In addition, Tenet has the right to purchase up to six of the facilities at fair market value at the expiration of the lease terms. Within the past five years Tenet renewed the leases on each of the seven facilities that reached renewal or purchase option dates.

HealthSouth Corporation

Five percent of the Company’s annualized cash provided by leases and loans is generated from facilities leased to HealthSouth Corporation (“HealthSouth”), primarily from nine rehabilitation hospitals. In March 2003, the Securities and Exchange Commission charged HealthSouth and its former chief executive officer with inflating earnings and overstating assets. HealthSouth has announced that it is undergoing a financial audit and forensic examination to assess the accuracy of its financial information. The nine rehabilitation hospitals leased by HealthSouth have an average remaining lease term of four years not taking into account renewal options. The average age of these hospitals is 14 years. Second quarter 2003 occupancy on the nine facilities, as provided by HealthSouth, ranged from 63% to 97%, with an average occupancy of 79%. HealthSouth is current on rent payments through July 2003.

The Company is excluding HealthSouth’s results from cash flow coverage and operating results presentation for the hospital portfolio until greater assurances about HealthSouth’s financial information are received.

LONG-TERM CARE PORTFOLIO

The Company currently derives 25% of its annualized cash provided by leases and loans, or $86 million, from the long-term care sector. Reduced reimbursements, a nursing shortage and increased liability insurance costs continue to challenge this sector and have caused a diminution in cash flow coverage.

Certain temporary Medicare add-on payments expired in October 2002 causing a decline in Medicare reimbursement to nursing homes of approximately 9% as of October 1, 2002. A planned limitation on Medicare Part B rehabilitation therapy procedures is scheduled for September 1, 2003 and would further reduce Medicare reimbursement.

However, partially offsetting the foregoing, the annual market basket increase to Medicare rates for long-term care facilities is expected to take effect October 1, 2003, and is expected to be further supplemented by an accumulated administrative adjustment for prior years, resulting in an aggregate 6% increase in Medicare rates.

Centennial HealthCare Corporation

In late 2002, the Company sent default and lease termination notices to Centennial HealthCare Corporation and certain of its subsidiaries (“Centennial”) for non-payment of rent under 17 leases and non-payment of interest and principal under a secured loan, and to a third party lessee for non-payment of rent on three facilities managed by Centennial. In December 2002, Centennial filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy Court. As of November 30, 2002, the total obligations of Centennial and the third party lessees under the 20 leases and the secured loan were approximately $900,000 per month.

The Company’s gross investment in the 20 leased facilities and the facility subject to the secured loan was approximately $67 million, and the book value of these properties, net of depreciation as of June 30, 2003, was approximately $40 million. During the first half of 2003, the Company successfully transitioned the operations of 11 of the 20 leased facilities to new tenants. Eight facilities are scheduled to remain with Centennial and one facility is for sale. During the second quarter, the Company received rent for the properties of approximately $530,000 per month. Monthly revenue attributable to the facilities is expected to be approximately $550,000 per month after all lease arrangements and sales are finalized, representing a revenue decrease of $350,000 per month, or approximately $0.07 per diluted share of common stock annually.

Sun Healthcare Group, Inc.

Sun Healthcare Group (“Sun”) previously directly leased from the Company four facilities, subleased two facilities and managed three facilities. Sun ceased paying rent on these facilities in January 2003. The monthly rent for the nine facilities was approximately $460,000 per month during 2002. The four facilities leased directly from the Company transitioned to other operators during the second quarter of 2003. The two subleased facilities are now expected to transition to the new subtenant during the third quarter of 2003. The three facilities previously managed by Sun have been moved to another operator and no rent diminution is expected. Monthly revenue from the nine facilities averaged $284,000 in the second quarter but is expected to be approximately $400,000 per month after all lease arrangements are finalized, representing a revenue decrease of $60,000 per month, or approximately $0.01 per diluted share of common stock annually.

ASSISTED AND RETIREMENT LIVING PORTFOLIO

The Company currently derives 22% of its annualized cash provided by leases and loans, or $77 million, from the assisted and retirement living industry. The assisted living component of this sector has been challenged by overbuilding, slow fill-up, rising insurance costs and higher operating costs associated with increased acuity of residents. However, occupancy rates, monthly payment rates, and bottom line performance, have been improving.

MANAGED MEDICAL OFFICE, HEALTH CARE LABORATORY AND BIOTECH RESEARCH, AND PHYSICIAN GROUP PRACTICE CLINIC PORTFOLIO

The Company’s 4.2 million square foot managed medical office, health care laboratory and biotech research, and physician group practice clinic portfolio currently produces approximately 17% of the Company’s annualized cash provided by leases and loans. Net Operating Income (NOI) (defined as Rental Income, Managed Properties net of Managed Properties Operating Expenses) for the second quarter 2003 increased by $1,081,000 from the second quarter 2002 due to 2002 acquisitions and internal growth. The occupancy level within this portfolio was 94% at June 30, 2003.

FUTURE OPERATIONS

The Company projects Diluted Funds From Operations (FFO) for 2003 to range between $3.51 and $3.59 per share. Diluted FFO for 2003 is based on a diluted earnings per share range of $2.05 to $2.12 adjusted, in accordance with the NAREIT definition of FFO, for real estate depreciation of $1.24 to $1.25, net gains or losses on real estate dispositions of $0.14 and dividends on operating partnership units of $0.08.

CAPITAL MARKETS ACTIVITY

During the quarter ended June 30, 2003, the Company raised $33.4 million, at an average price per share of $37.38, under its Dividend Reinvestment and Stock Purchase Plan (DRIP). During the six months ended June 30, 2003, the Company raised $58.1 million under the DRIP.

On February 28, 2003 the Company raised gross proceeds of $200 million through the issuance of 6% senior unsecured notes due 2015. Proceeds were utilized to fund acquisitions and for repayment of indebtedness.

On May 2, 2003 the Company redeemed all of its outstanding 8.6% series C preferred stock. The amount paid to redeem the preferred stock was approximately $99.4 million plus accrued dividends.

On July 2, 2003 the Company announced a common stock offering of 1,400,000 shares at a net offering price of $41.50 per share. The transaction closed on July 10, 2003 and gross proceeds of $58,100,000 were received on that date.

Borrowings under the Company’s $490 million three-year revolving line of credit were $173 million as of June 30, 2003, and averaged $132 million for the quarter ended June 30, 2003, at an average rate of 2.11%. The average bank interest rate was 2.81% for the second quarter of 2002 and average borrowings were $274 million for the same period.

Tabulated below is the Company’s debt maturity table by year and in the aggregate:

2003	$3,000,000	(1)
2004	106,000,000
2005	420,000,000	(2)
2006	143,000,000
2007	144,000,000
Thereafter	575,000,000

	$1,391,000,000

(1)	Reflects debt maturities for July to December 2003.
(2)	Includes $173,000,000 for revolving line of credit due October 2005.

Total debt represented 32.6% and 53.5%, respectively, of the Company’s total market and book capitalization as of June 30, 2003, compared with 33.6% and 51.0%, respectively, at the end of 2002. The Company’s senior debt is rated BBB+/BBB+/Baa2 by Standard & Poor’s, Fitch and Moody’s, respectively, and has been rated investment grade continuously since 1986, when the Company first received a bond rating.

OTHER INFORMATION

The following summarizes certain significant operational information for the six months ended June 30, 2003 and 2002:

	Six Months Ended June 30,
	2003	2002
	(Amounts in Thousands)
Capitalized Interest	$281	$674
Amortization of Deferred Financing Costs	1,321	857
Amortization of Stock Compensation Expense	1,384	1,250
Income from Straight Line Rents and Interest	1,726	811
Expenditures for Lease Commissions, Tenant and Capital Improvements on Managed Properties	2,808	3,728

HEALTH CARE PROPERTY INVESTORS, INC.

Supplementary Financial Information Portfolio Overview as of June 30, 2003

(Unaudited) Dollars in Thousands, Except Investment Per Square Foot

PORTFOLIO OVERVIEW (1), (2)

	Hospitals	Long-Term Care Facilities	Assisted & Retirement Living Facilities	Medical Office Buildings	Other	Portfolio Total	Percentage of Portfolio Total	Managed Portfolio(4)
Annualized cash provided by leases and loans by State (1), (2)
California	$29,153	$5,647	$5,782	$10,686	$4,699	$55,967	16.0%
Texas	8,743	4,309	18,499	10,982	—	42,533	12.1%
Florida	9,796	5,619	12,713	1,514	1,225	30,867	8.8%
Utah	8,372	521	—	11,680	6,485	27,058	7.7%
Indiana	—	17,897	1,493	6,619	—	26,009	7.4%
Tennessee	—	11,025	164	1,494	1,463	14,146	4.0%
North Carolina	7,844	4,017	1,460	—	219	13,540	3.9%
Other (37 States)	37,661	37,100	37,198	24,486	4,278	140,723	40.1%

Grand Total (44 States)	$101,569	$86,135	$77,309	$67,461	$18,369	$350,843	100.0%	$57,998

Percentage of Annualized cash provided by leases and loans	29.0%	24.6%	22.0%	19.2%	5.2%	100.0%		16.5%
Investment (3)	$799,107	$694,139	$721,670	$705,723	$183,101	$3,103,740		$633,827
Return on Investments (5)	12.8%	12.4%	10.7%	9.6%	10.2%	11.3%		9.3%
Number of Properties	31	175	126	85	31	448		85
Assets Held for Sale	—	5	—	1	12	18		13
Number of Beds/Units (8)	3,507	21,693	13,513	—	—	38,713
Number of Square Feet	3,695,000	6,590,000	11,759,000	4,825,000	1,364,000	28,233,000		4,221,000
Investment per Bed/Unit (5)	$228	$32	$53	$—	$—
Investment per Square Foot (5)	$218	$105	$61	$147	$136			$153
Occupancy Data-Current Quarter (6), (8)	64%	81%	82%	—	—			94%
Occupancy Data-Prior Quarter (6), (8)	59%	81%	84%	—	—			93%
Cash Flow Coverage (6), (7), (8)
Before Management Fees	4.4	1.6	1.2	—	—	2.4
After Management Fees	4.1	1.2	1.1	—	—	2.0

(1)	“Annualized cash provided by leases and loans” is intended to be an estimate of cash provided by leases and loans for the 12 months ending June 30, 2004 for assets owned on June 30, 2003 and is calculated as (a) base rents, interest or, in the case of our managed properties, net operating income, to be received by us during the 12 months ended June 30, 2004 under existing contracts; plus (b) additional rents received by us during the 12 months ended June 30, 2003, which were approximately $26 million in the aggregate; plus or minus (c) adjustments for the following items (to the extent they are expected to impact rents, interest or net operating income during the 12 months ending June 30, 2004): assets held for sale; known or expected changes in rent due to contract expirations or rent resets; and known or expected rent reductions. We calculate the net operating income of our managed properties by subtracting from rent the expenses not covered by the tenant under the gross leases underlying such properties. Our estimates of annualized cash provided by leases and loans are based on management assumptions and the information available to us at the time of this release. Actual annualized cash provided by leases and loans could differ materially and adversely from the estimates presented in this release.
(2)	All amounts exclude assets held for sale.
(3)	Includes partnership and limited liability company investments and construction commitments as well as our investment in unconsolidated joint ventures.
(4)	Includes managed Medical Office Buildings, Physician Group Practice Clinics, and Healthcare Laboratory and Biotech Research included in the preceding totals.
(5)	Excludes facilities under construction.
(6)	Excludes facilities under construction, newly completed facilities under start up, vacant facilities and facilities where the data is not available or not meaningful.
(7)	Results exclude nine rehabilitation facilities leased to HealthSouth.
(8)	Information in this table was derived from financial information provided by our lessees.

HEALTH CARE PROPERTY INVESTORS, INC.

Supplementary Financial Information Portfolio Overview as of June 30, 2003

(Unaudited) Dollars in Thousands

PORTFOLIO BY OPERATOR/TENANT:

Operator/Tenant (1)	Amount(2),(5)	Percentage
Tenet Healthcare	$56,966	16.2%
American Retirement Corp.	25,357	7.2%
Emeritus Corporation	19,206	5.5%
HealthSouth Corporation	17,132	4.9%
Kindred Healthcare, Inc.	16,371	4.7%
HCA Inc.	14,762	4.2%
Beverly Enterprises	12,166	3.5%
Not-For-Profit Investment Grade Tenants	6,359	1.8%
Other Publicly Traded Operators or Guarantors (11 Operators)	35,593	10.1%
Other Non Public Operators and Tenants	146,931	41.9%

Grand Total	$350,843	100.0%

RENEWAL INFORMATION:

	Lease Expirations and Mortgage Maturities
Year	Amount(2),(3),(5)	Percentage
2003	$3,971	1.1%
2004(4)	57,578	16.4%
2005(4)	26,277	7.5%
2006	21,841	6.2%
2007	22,415	6.4%
Thereafter	218,761	62.4%

Grand Total	$350,843	100.0%

SAME STORE GROWTH (2):

Rent Growth on Comparable Facilities for the Six Months Ended June 30, 2003 vs. June 30, 2000
Triple Net Properties:
Number of Facilities	272
Revenue Decrease	$1,492
Managed Properties:
Number of Facilities	76
Occupancy Percentage at June 30, 2003	93%
Occupancy Percentage Increase from June 30, 2002	1%
Net Operating Income Increase	$509

(1)	At June 30, 2003, the Company had approximately 99 health care operators and approximately 625 leases in the managed portfolio.
(2)	All amounts exclude assets held for sale.
(3)	This column includes the impact by year of the total annualized cash provided by leases and loans associated with the properties subject to lease expiration, lessees’ renewal option and/or purchase options and mortgage maturities.
(4)	$44,143 and $10,562 for 2004 and 2005, respectively, relates to eight hospitals leased to Tenet.
(5)	Annualized cash provided by leases and loans. See description at Note (1) on page 12.

OTHER KEY INFORMATION

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
CAPITAL EXPENDITURES:
Investments	$4,200	$41,800
Construction in Progress	$4,552	$8,752
Rentable Square Footage Acquired	26	744